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                                                                      EXHIBIT 99


               **************************************************

                        E4L, BUYITNOW, AND CLEAR CHANNEL
                SIGN DEFINITIVE AGREEMENT FORMING GLOBAL ALLIANCE
                        TO MARKET AND BRAND BUYITNOW.COM


LOS ANGELES, CA - June 8, 1999. E4L, Inc. (NYSE: ETV), Buyitnow, Inc., and Clear Channel Communications, Inc. (NYSE: CCU) announced today that they have signed and consummated a definitive agreement to jointly form Buyitnow.com LLC. The new company will operate Buyitnow.com ( a Web Plaza"! of product-focused Internet stores housed at HYPERLINK http://www.buyitnow.com www.buyitnow.com.

Clear Channel, one of the largest media companies in the world, will operate or be affiliated with 625 radio stations, 19 television stations and approximately 302,000 outdoor advertising displays in 26 countries following completion of all its pending acquisitions. The multi-media conglomerate will contribute various media for branding and promoting BuyItNow.com.

E4L, which utilizes more than $120 million in annual television media, will promote Buyitnow.com throughout all of its direct response programming. E4L celebrity hosts will promote the Website highlighting Buyitnow.com as the venue to purchase all e4L's "As Seen On TV" products on-line. Internationally, e4L intends to leverage its existing infrastructure in Europe, Asia, Australia and New Zealand to launch and build Buyitnow.com as the preeminent Internet superstore throughout the world.

The current percentage of ownership of the new company will be as follows: e4L will own 51.5% of the new company, Buyitnow, Inc. will own 43.7%, and Clear Channel will own 4.7% in return for its contribution of $12.5 million in media. Additionally, Buyitnow.com LLC. is in negotiation with additional strategic partners to contribute cash and/or assets in exchange for ownership in the new entity, and will consider making shares available through an initial public offering at a later date, provided market conditions remain favorable.

Stephen C. Lehman, Chairman and Chief Executive Officer of e4L, Inc. said, "We think that this is a strategic alliance that will give Buyitnow.com powerful and unique media access. In particular, we are very pleased that Clear Channel Communications, a significant investor in e4L and one of the premier media companies in the world, has expressed its confidence in this new venture by contributing its valuable media assets. By adding the strategic alliance with Clear Channel to e4L's television and radio media, we can quickly build tremendous brand awareness in Buyitnow.com to make it a major player in the new world of e-tailing."

Anthony Link, President and Chief Executive Officer of BuyItNow, Inc., said, "Buyitnow.com is based on the media and operational leverage of Buyitnow and e4L along with our other media partner Clear Channel, and the technical, merchandising, and fulfillment leverage of Buyitnow, Inc. Together, we will build Buyitnow.com into a worldwide megabrand."

Randall Mays, Executive Vice President/Chief Financial Officer of Clear Channel Communications Inc., said, "We are excited to join e4L and Buyitnow.com in this venture. With the Internet continuing to become a premier retailing transaction medium, we see this as an opportunity to further our strategic relationship while utilizing Clear Channel's ability to synergistically promote Buyitnow.com through our expanding media infrastructure. We are confident that our joint strategic alliance will act as a strong catalyst in driving traffic to the Buyitnow.com web site."

Deutsche Banc Alex Brown. served as financial advisor to the new entity.


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Members of e4L's management will participate on the Board of Directors and
Management Committee of Buyitnow.com, LLC. and Clear Channel Communications will hold a Board of Directors seat. Anthony C. Link will continue to serve as Chief Executive Officer and Randy Jo Wilcox will continue to serve as Chief Operating Officer. Additionally, members of e4L management will include, Mr. Lehman as Chairman of the Board, Eric Weiss as Vice Chairman of the Board, and Dan Yukelson as Chief Financial Officer.

Buyitnow.com features thousands of brand name products as well as unique, hard-to-find items. Nine stores are currently open, with five additional stores to be launched systematically over the next few months. The new company may also acquire additional electronic commerce assets through mergers, acquisitions and strategic joint ventures. The site is particularly acclaimed for its customer-friendly online experience, which includes "store managers" or "e-reps" who are highly-trained product specialists to find and explain products; specialists in computer hardware, software and the Internet to help with any online shopping problems; and fast turnaround of customer delivery. The stores in its Web Plaza"! include:

ElectronicCentral.com (cameras, security systems, stereos, etc.) ForAKid.com (arts and crafts, preschool, stuffed animals, toys, etc.) ForTheKitchen.com (bakeware, cookbooks, cutlery, gourmet gadgets, etc.) Gift-O-Rama.com (cigars, collector items, games, personal care, etc.) HouseD_cor.com (candles, Christmas, clocks, lamps, vases, etc.) OutsideLiving.com (barbecues, landscaping tools, furniture, etc.)
Tooling Around (automotive, cordless tools, power tools, etc.) YourHomeCenter.com (bath fixtures, ceiling fans, heaters, lighting, etc.) Completeluxury.com (upscale, unique, and hard to find items, etc.)

Clear Channel Communications, Inc. is a globally diversified media and outdoor advertising company and is a world leader in out-of-home media. Including all pending acquisitions, the Company operates, or is affiliated with, 625 radio stations, 19 television stations and approximately 302,000 outdoor advertising displays in 26 countries worldwide. The Company also owns 29% of Heftel Broadcasting Corporation (NASDAQ:HBCCA), the largest Spanish-language radio broadcaster in the United States. The Company's stock is traded on the New York Stock Exchange under the symbol "CCU."

E4L, Inc., the world's largest publicly held direct response television company, sells consumer products via television, radio and the Internet. The Company uses this multimedia infrastructure to leverage its e-commerce platform. E4L broadcasts more than 3,000 half hours of television programming each week throughout the world, reaches 100% of television homes in the United States, brings its programming to more than 370 million television households in more than 70 countries worldwide, and provides video and radio programming and shopping over the Internet.

This press release contains forward-looking statement regarding potential future events and developments affecting the business of the Company. The Company wishes to take advantage of certain "safe harbor" provisions regarding forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii) statements of plans or objectives of the Company's management or Board of Directors and (iii) other statements about the Company or the direct response or electronic commerce industries.

The Company's ability to predict projected results or the effect of certain events on the Company's results of operations is inherently uncertain. Therefore the Company wishes to caution each reader of this release to carefully consider certain factors, including competition for customers, media pricing and access, market conditions regarding buyers and sellers of media, the potential effect of litigation involving the Company, the risks of doing business in the U.S. and the international marketplace, issues related to entering new markets and the electronic commerce industry, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion, the uncertainty of the marketplace for initial public offerings and/or for mergers and acquisitions, and other factors, each of which could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. For a description of additional risks and


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uncertainties, please refer to the Company's filings with the Securities and
Exchange Commission; including the Company's Annual report and Quarterly
Reports.


Contact:   Bruce Goodman                               Claudia de Llano
           818.461.6510                                818.461.6467
 HYPERLINK mailto:bruce.goodman@e4l.com bruce.goodman@e4l.com
 HYPERLINK mailto:claudia.dellano@e4l.com claudiadellano@e4l.com

Contact:   Marcellus Taylor                            918.294.6000
HYPERLINK mailto:mtaylor@buyitnow.com mtaylor@buyitnow.com

[To request previous press releases on e4L, Inc. or an investors package, please contact Suzanne Flaig at (818) 461-6461.]